Filed pursuant to Rule 424(b)(5)
Registration No. 333-140778
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of Securities to	Amount to Be	Offering Price Per	Aggregate Offering	Registration Fee
Be Registered	Registered	Unit (1)	Price	(2)
Common Stock, par value $0.50 per share	8,058,139	$19.16	$154,393,943	$4,740
(1) Calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the high and low prices for the Common Stock on the New York Stock Exchange on June 7, 2007.
(2) Calculated in accordance with Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registrant’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 20, 2007 (File No. 333-140778), was deferred pursuant to Rules 456(b) and 457(r) of the Securities Act, and is paid herewith. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in such registration statement.
PROSPECTUS SUPPLEMENT
(To prospectus dated February 20, 2007)
Mylan Laboratories Inc.
8,058,139 shares Common Stock
     The selling shareholders of Mylan Laboratories Inc. may offer and sell up to 8,058,139 shares of our common stock, par value $0.50 per share, for their own account through this prospectus supplement and the accompanying prospectus.
     The prices at which these shareholders may sell these shares will be determined by the prevailing market price for shares of our common stock or in negotiated transactions. We cannot predict when or in what amounts a selling shareholder may sell any of the shares offered by this prospectus. We will not receive any of the proceeds from the sale of these shares.
     Our common stock is listed on the New York Stock Exchange under the symbol “MYL”. The last reported sale price of our common stock on June 11, 2007 was $18.74 per share.
     Investing in our common stock involves risks, including those described in the “Risk Factors” section beginning on page S-3 of this prospectus supplement and the section entitled “Risk Factors” beginning on page 12 of our most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2007, which is incorporated by reference into the accompanying prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is June 12, 2007.

Prospectus Supplement
Prospectus

About This Prospectus	ii
Where You Can Find More Information	ii
Incorporation of Certain Documents by Reference	ii
Disclosure Regarding Forward-Looking Statements	iii
Mylan Laboratories Inc.	1
Use of Proceeds	2
Ratio of Earnings to Fixed Charges	2
Description of Capital Stock	3
Description of Debt Securities and Guarantees	9
Plan of Distribution	12
Legal Matters	14
Experts	14
     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission using a shelf registration process. Under this shelf process, the selling shareholders may, from time to time, sell common stock in one or more offerings. In this prospectus supplement, we provide you with specific information about the shares of our common stock that the selling shareholders are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock, the selling shareholders and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Incorporation of Certain Documents by Reference” on page ii of the accompanying prospectus before investing in our common stock.
     You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus or which we or the selling shareholders provide to you. We have not, and the selling shareholders have not, authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where their offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
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SUMMARY
     We are a leading pharmaceutical company and have developed, manufactured, marketed, licensed and distributed generic, brand and branded generic pharmaceutical products for more than 45 years. We are one of the largest manufacturers of generic pharmaceuticals in the U.S. and our product portfolio is one of the largest among all U.S. generic pharmaceutical companies.
     We derive, through our subsidiary, Mylan Pharmaceuticals Inc., or MPI, the majority of our generic product revenues primarily from the sale of solid oral dosage pharmaceuticals in nearly 50 therapeutic categories. Our wholly-owned subsidiary, UDL Laboratories, Inc., or UDL, packages and markets pharmaceuticals, in unit dose formats, for use primarily in hospitals, nursing homes and other institutions. Our generic business is further augmented by our wholly-owned subsidiary, Mylan Technologies Inc., or MTI, which is focused on the research, development, manufacture and sale of transdermal patch technologies and products. MTI has developed and manufactured more generic transdermal products than any other company in the U.S.
     Mylan is a fully integrated pharmaceutical company with capabilities in research, development, regulatory and legal matters, manufacturing, and distribution. We invest in generic research and development and use our intellectual property expertise to continue to grow our product pipeline. In order to differentiate our products in the marketplace and improve profitability, our product development process targets difficult to develop or manufacture products that benefit from our skills in the development and manufacturing of controlled-release and transdermal pharmaceuticals.
     We achieved our position of leadership in the generic industry through our demonstrated ability to obtain Abbreviated New Drug Application, or ANDA, approvals, our quality control driven largely by our manufacturing excellence, and our ability to consistently deliver large scale commercial volumes to our customers, who are some of the largest pharmaceutical distributors and retail pharmacy chains in the U.S.
     On January 8, 2007, we acquired approximately 51.5% of the outstanding shares of Matrix Laboratories Limited, or Matrix, a public limited company listed on the Bombay Stock Exchange and National Stock Exchange of India. This followed our acquisition of 20% of Matrix’s outstanding shares through a public offer in India completed on December 21, 2006. We now own approximately 71.5% of the voting share capital of Matrix, and, as of January 8, 2007, Matrix is a consolidated subsidiary of Mylan.
     Matrix is engaged in the manufacture of active pharmaceutical ingredients, or APIs, and solid oral dosage products. Matrix is the world’s second largest API manufacturer with respect to the number of drug master files, or DMFs, filed with regulatory agencies. Matrix is a fast growing API manufacturer, with a focus on regulated markets such as the U.S. and the European Union. Matrix has a wide range of products in multiple therapeutic categories and focuses on developing APIs with non-infringing processes to partner with generic manufacturers in regulated markets at market formation. In Europe, Matrix operates through Docpharma, its wholly-owned subsidiary and a leading distributor and marketer of branded generic pharmaceutical products in Belgium, the Netherlands and Luxembourg. Matrix also has investments in companies in China, South Africa and India.
     On May 12, 2007, we announced the signing of a definitive agreement under which we will acquire Merck KGaA’s generics business for EUR 4.9 billion (approximately $6.7 billion) in an all-cash transaction.
     We were incorporated in Pennsylvania in 1970. Our principal offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of this prospectus supplement.

THE OFFERING

Common stock to be offered by the selling shareholders	8,058,139 shares

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling shareholders in this offering.

New York Stock Exchange symbol	MYL

Risk Factors	See “Risk Factors” beginning on page S-3 of this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our common stock.

RISK FACTORS
     Any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus supplement and the accompanying prospectus before deciding whether to purchase our common stock. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the period ended March 31, 2007, and in other documents that we subsequently file with the Securities and Exchange Commission, all of which are incorporated by reference to the prospectus accompanying this prospectus supplement. The risks and uncertainties described below are not the only risks and uncertainties we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations would suffer. In that event, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”
Future sales of our common stock in the public market or the issuance of securities senior to our common stock could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.
     Sales by us or our shareholders of a substantial number of shares of our common stock in the public markets following this offering, or the perception that these sales might occur, could cause the market price of our common stock to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. In particular, we plan to issue $1.5 billion to $2.0 billion of equity and equity-linked securities in the near future in order to repay certain debt obligations which we plan to enter into in connection with our intended acquisition of the generic pharmaceutical business of Merck KGaA.
     We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt-to-equity, to satisfy our obligations upon the exercise of options or for other reasons. We cannot predict the effect, if any, that future sales or issuance of shares of our common stock or other equity securities, or the availability of shares of common stock or such other equity securities for future sale or issuance, will have on the trading price of our common stock.
The price of our common stock may fluctuate significantly, which could negatively affect us and holders of our common stock.
     The trading price of our common stock may fluctuate significantly in response to a number of factors, many of which are beyond our control. For instance, if our financial results are below the expectations of securities analysts and investors, the market price of our common stock could decrease, perhaps significantly. Other factors that may affect the market price of our common stock include announcements relating to significant corporate transactions; fluctuations in our quarterly and annual financial results; operating and stock price performance of companies that investors deem comparable to us; and changes in government regulation or proposals relating to us. In addition, the U.S. securities markets have experienced significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Market fluctuations and broad market, economic and industry factors may negatively affect the price of our common stock, regardless of our operating performance. You may not be able to sell your shares of our common stock at or above the public offering price, or at all. Any volatility of or a significant decrease in the market price of our common stock could also negatively affect our ability to make acquisitions using common stock. Further, if we were to be the object of securities class action litigation as a result of volatility in our common stock price or for other reasons, it could result in substantial costs and diversion of our management’s attention and resources, which could negatively affect our financial results.
The issuance of additional stock in connection with acquisitions or otherwise will dilute all other stockholdings.
     We intend to continue to actively seek to expand our product line through complementary or strategic acquisitions of other companies, products and assets, and we may issue shares of common stock in connection with those acquisitions. In particular, we plan to issue $1.5 billion to $2.0 billion of equity and equity-linked securities in the near future in order to repay certain debt obligations which we plan to enter into in connection with our intended acquisition of the generic pharmaceutical business of Merck KGaA. Any shares issued in connection with these activities, the exercise of stock options or otherwise would dilute the percentage ownership held by the investors who purchase our shares in this offering. In addition, we may issue a substantial number of shares of our common stock upon conversion of our convertible notes and/or in connection with certain warrant transactions entered into by us in connection with the recent issuance of our convertible notes.
We are a holding company and our ability to meet our obligations depends on our ability to receive dividends or other distributions from our subsidiaries.
     Our operations are conducted through direct and indirect subsidiaries. Our ability to meet our obligations is dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In the event of bankruptcy proceedings affecting one of these subsidiaries, to the extent we are recognized as a creditor of that entity, our claim could still be junior to any security interest in or other lien on any assets of that entity and to any of its debt and other obligations. We cannot be certain of the future availability of such distributions and the lack of such distributions may adversely affect our ability to meet our obligations.

FORWARD-LOOKING STATEMENTS
     This prospectus supplement may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in our Annual Report on Form 10-K for the period ended March 31, 2007. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
USE OF PROCEEDS
     We will not receive any proceeds from the sale of shares by the selling shareholders in this offering.

SELLING SHAREHOLDERS
     On January 8, 2007, we completed a business combination with Matrix. In connection with this transaction, we sold shares of our common stock to the selling shareholders in a private transaction in exchange for cash. In addition, we and the selling shareholders entered into a shareholders’ agreement, pursuant to which we granted the selling shareholders registration rights. The shares of our common stock held by the selling shareholders listed below are being registered pursuant to those registration rights and may be offered from time to time by the selling shareholders pursuant to this prospectus supplement.
     The following table presents information as of June 1, 2007 about the beneficial ownership of our common stock by selling shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and, in general, shareholders having voting or investment power with respect to a security are beneficial owners of that security. Unless otherwise indicated, to our knowledge, all persons listed in the table below have sole voting and investment power with respect to their shares. The address of each India Newbridge shareholder listed in the table below is: 4th Floor, Li Wan Po House, 12 Remy Ollier Street, Port Louis, Mauritius. The address of the Maxwell shareholder listed in the table below is c/o Temasek Holdings, 06-18 Tower the Atrium, Orchard 60B Orchard Road, Singapore. The address of the Globex shareholder listed in the table below is c/o Mylan Laboratories Inc, 1500 Corporate Drive, Suite 400, Canonsburg, Pennsylvania. The percentage of beneficial ownership of our common stock before this offering is based on 248,681,243 shares of our common stock outstanding as of June 1, 2007.

	Shares Beneficially Owned		Shares	Shares Beneficially
	Before Offering		Being	Owned After Offering
Shareholder Name	Number	Percentage	Offered	Number	Percentage
India Newbridge Investments Limited	3,131,930	1.3%	3,131,930	0	0%
India Newbridge Coinvestment Limited	900,502	0.4%	900,502	0	0%
India Newbridge Partners FDI Limited	540,301	0.2%	540,301	0	0%
Maxwell (Mauritius) Pte. Limited	2,286,367	0.9%	2,286,367	0	0%
Globex Holdings Pte. Limited (1)	1,199,039	0.5%	1,199,039	0	0%

Total	8,058,139	3.2%	8,058,139	0	0%

(1) Globex Holdings Pte. Limited is an affiliate of Prasad Nimmagadda, one of our directors and our Head of Global Strategies. Mr. Nimmagadda is the indirect beneficial owner of these shares.
     Pursuant to the shareholders’ agreement, Mr. Nimmagadda has agreed that for a period of one year following January 8, 2007 he will not, without our prior written consent, directly or indirectly (i) transfer, sell, exchange, pledge or otherwise dispose of shares of our common stock subject to the shareholders’ agreement, (ii) enter into a transaction which would have the same effect or (iii) enter into a swap, hedge or other arrangement that transfers, in whole or part, any economic consequences of ownership of such shares. In addition, for a period of one year following the expiration of this initial lock-up period, Mr. Nimmagadda will not, without our prior written consent, sell more than 599,520 of these shares and the remaining shares will continue to be subject to the restrictions described above. However, we, in our sole discretion, may release any of the shares subject to this lock-up arrangement at any time without notice.

PLAN OF DISTRIBUTION
     We are registering 8,058,139 shares of our common stock on behalf of the selling shareholders. As used in this prospectus supplement, “selling shareholders” includes the donees, transferees, pledgees or others who may later hold a selling shareholder’s interests. Under a shareholders’ agreement, dated as of August 28, 2006, we agreed to register the common stock owned by the selling shareholders and to indemnify the selling shareholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933, as amended. Under the shareholders’ agreement, we also agreed to pay the costs and fees of registering the shares of common stock; however, the selling shareholders will pay any brokerage commissions relating to the sale of the shares of common stock.
     A selling shareholder may sell the common stock being offered hereby in one or more of the following ways at various times:
•	directly to investors; or

•	through agents to the public or to investors.
     The selling shareholders may offer shares of common stock in one or more offerings pursuant to this prospectus supplement and other prospectus supplements, and any such prospectus supplement will set forth the terms of the relevant offering to the extent required. To the extent the shares of common stock offered pursuant to a prospectus supplement remain unsold, the selling shareholders may offer those shares of common stock on different terms pursuant to another prospectus supplement.
     The selling shareholders will act independently in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may sell the common stock in transactions:
•	on the New York Stock Exchange or any other national securities exchange or quotation system on which the common stock may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.
     The securities may be sold:
•	at fixed prices;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.
     A distribution of the common stock by the selling shareholders may also be effected through the issuance by the selling shareholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.
     In addition, the selling shareholders may sell some or all of the shares of common stock covered by this prospectus supplement through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.
     The selling shareholders may also enter into hedging transactions. For example, the selling shareholders may:
•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling shareholders to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling shareholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus supplement; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.
     In addition, the selling shareholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus supplement and any other applicable prospectus supplement. If so, the third party may use securities borrowed from the selling shareholders or others to settle such sales and may use securities received from the selling shareholders to close out any related short positions. The selling shareholders may also loan or pledge securities covered by this prospectus supplement and any other applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus supplement and any other applicable prospectus supplement.
     Any other applicable prospectus supplement may set forth the terms of the offering of the common stock covered by this prospectus supplement, including:
•	the name or names of any dealers or agents and the amounts of securities purchased by each of them, if any; and

•	the public offering price of the common stock and the proceeds to the selling shareholders and any discounts, commissions or concessions or other items constituting compensation allowed, reallowed or paid to dealers or agents, if any.
     Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to dealers or agents may be changed from time to time.
     The selling shareholders may negotiate and pay broker-dealers’ commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers involved in the sale or resale of the common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If a selling shareholder qualifies as an “underwriter,” it will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.
     In addition to selling its common stock under this prospectus supplement, the selling shareholders may:

•	agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act;

•	transfer its common stock in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer;

•	sell its common stock under Rule 144 of the Securities Act rather than under this prospectus supplement, if the transaction meets the requirements of Rule 144; or

•	sell its common stock by any other legally available means.

MYLAN LABORATORIES INC.

Debt Securities
Preferred Stock
Common Stock

Mylan Laboratories Inc., from time to time, may offer to sell, issue and sell senior or subordinated debt securities, preferred stock and common stock. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. The debt securities may be guaranteed by one or more of our subsidiaries. Our common stock is listed on the New York Stock Exchange and trades under the symbol “MYL”.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated February 20, 2007

In this prospectus, except as otherwise indicated, “Mylan,” “we,” “our,” and “us” refer to Mylan Laboratories Inc. and its consolidated subsidiaries (including Matrix Laboratories Limited, effective January 8, 2007). References herein to a fiscal year mean the fiscal year ended March 31.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings, and selling shareholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer as well as the shares of common stock that selling shareholders may offer. Each time we sell securities or selling shareholders sell shares of common stock, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of all securities covered by the respective prospectus supplement:

•	our Annual Report on Form 10-K for the year ended March 31, 2006, filed on May 16, 2006;

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•	our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006, filed on July 28, 2006, November 3, 2006 and February 8, 2007, respectively;

•	our Current Reports on Form 8-K filed on April 7, 2006, July 26, 2006 with respect to items 1.01, 1.02, 2.03 and 9.01, September 1, 2006, December 21, 2006, January 10, 2007, as amended on February 20, 2007, February 1, 2007, with respect to Item 5.02, and February 20, 2007;

•	our Definitive Proxy Statement on Schedule 14A filed on June 27, 2006; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1986, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Mylan Laboratories Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and our Quarterly Reports on Form 10-Q for the periods ended June 30, 2006, September 30, 2006 and December 31, 2006. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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MYLAN LABORATORIES INC.

We are a leading pharmaceutical company and have developed, manufactured, marketed, licensed and distributed generic, brand and branded generic pharmaceutical products for more than 45 years. We are one of the largest manufacturers of generic pharmaceuticals in the U.S. with more than 240 million prescriptions dispensed during the twelve months ended September 30, 2006, the third most of any company, and representing approximately 7% of all prescriptions dispensed in the U.S. Our product portfolio is one of the largest among all U.S. generic pharmaceutical companies, consisting of approximately 160 products. In fiscal year 2006, our last completed fiscal year, we had total revenues of $1.26 billion and net income of $185 million. Through the first nine months of fiscal year 2007, we had total revenues of $1.12 billion and net income of $289 million. Over the past 20 years, our net revenues had a compound annual growth rate of approximately 15%.

We derive, through our subsidiary, Mylan Pharmaceuticals Inc., or MPI, the majority of our generic product revenues primarily from the sale of solid oral dosage pharmaceuticals in nearly 50 therapeutic categories. Our wholly-owned subsidiary, UDL Laboratories, Inc., or UDL, packages and markets pharmaceuticals, in unit dose formats, for use primarily in hospitals, nursing homes and other institutions. UDL is the largest unit dose packager in the U.S., having shipped approximately 700 million doses in fiscal year 2006. Our generic business is further augmented by our wholly-owned subsidiary, Mylan Technologies Inc., or MTI, which is focused on the research, development, manufacture and sale of transdermal patch technologies and products. MTI has developed and manufactured more generic transdermal products than any other company in the U.S.

Mylan is a fully integrated pharmaceutical company with capabilities in research, development, regulatory and legal matters, manufacturing, and distribution. In fiscal year 2006, MPI and MTI manufactured more than 95% of all doses we sold. We invest in generic research and development and use our intellectual property expertise to continue to grow our product pipeline. In order to differentiate our products in the marketplace and improve profitability, our product development process targets difficult to develop or manufacture products that benefit from our skills in the development and manufacturing of controlled-release and transdermal pharmaceuticals.

We achieved our position of leadership in the generic industry through our demonstrated ability to obtain Abbreviated New Drug Application, or ANDA, approvals, our quality control driven largely by our manufacturing excellence, and our ability to consistently deliver large scale commercial volumes to our customers, who are some of the largest pharmaceutical distributors and retail pharmacy chains in the U.S.

On January 8, 2007, we acquired approximately 51.5% of the outstanding shares of Matrix Laboratories Limited, or Matrix, a public limited company listed on the Bombay Stock Exchange and National Stock Exchange of India. This followed our acquisition of 20% of Matrix’s outstanding shares through a public offer in India completed on December 21, 2006. We now own approximately 71.5% of the voting share capital of Matrix, and, as of January 8, 2007, Matrix is a consolidated subsidiary of Mylan.

Matrix is engaged in the manufacture of active pharmaceutical ingredients, or APIs, and solid oral dosage products. Matrix is the world’s second largest API manufacturer with respect to the number of drug master files, or DMFs, filed with regulatory agencies, with more than 165 APIs in the market or under development. Matrix is one of the fastest growing API manufacturers in India, with a focus on regulated markets such as the United States and the European Union. Matrix has a wide range of products in multiple therapeutic categories and focuses on developing APIs with non-infringing processes to partner with generic manufacturers in regulated markets at market formation. In Europe, Matrix operates through Docpharma, its wholly-owned subsidiary and a leading distributor and marketer of branded generic pharmaceutical products in Belgium, the Netherlands and Luxembourg. Matrix also has investments in companies in China, South Africa and India.

We were incorporated in Pennsylvania in 1970. Our common stock is listed on the New York Stock Exchange under the symbol “MYL”. Our principal offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of this prospectus.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholder named in such prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the periods indicated.

Nine Months Ended	Fiscal Year Ended March 31,
December 31, 2006	2006	2005	2004	2003	2002

13.21	8.56	—	—	—	—

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes and before adjustment for losses or earnings from equity investments plus fixed charges and dividends received from equity investments. Fixed charges consist of interest charges (whether expensed or capitalized), amortization of debt expense and that portion of rental expense we believe to be representative of interest. Note that prior to our fiscal year ended March 31, 2006, interest charges and that portion of rental expense representative of interest were immaterial.

As of the date of this prospectus, we have not issued any shares of preferred stock.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our amended and restated articles of incorporation, or the articles, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Authorized Shares

We have an authorized capital stock of 605,000,000 shares of consisting of: (1) 600,000,000 shares of common stock, par value $0.50 per share, and (2) 5,000,000 shares of preferred stock, par value $0.50 per share. The authorized shares of preferred stock are issuable from time to time in one or more series on the terms set by the resolution or resolutions of our board of directors providing for the issuance thereof. Each series of preferred stock would have such number, dividend rate (which might or might not be cumulative), voting rights, liquidation preferences, redemption and sinking fund provisions, conversion or exchange rights or other rights and preferences, if any, as our board of directors may determine, subject to the Pennsylvania Business Corporation Law of 1988, as amended, or BCL.

Voting Rights

General.  All voting power of our shares belongs exclusively to the holders of our common stock, except for such voting rights as may be granted to the holders of any preferred stock to be issued by us under our articles or in the resolutions of our board of directors establishing any such series, or as otherwise required by law. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected and that the holders of a majority of the shares voting for the election of directors can elect the entire board of directors.

Transactions with an Interested Person.  The articles require that certain transactions between us and an “interested person” be approved by the affirmative votes of the holders of 75% of our outstanding common stock. An “interested person” is defined by the articles to mean any person who beneficially owns 10% or more of our outstanding common stock.

The transactions subject to this special vote requirement include (1) any merger or consolidation to which we and an interested person are parties, (2) any sale, lease, exchange or other disposition of all of substantially all of our consolidated assets to an interested person, (3) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our common stock, or (4) any transaction of a character described in (1), (2) or (3) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (a) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by or is under common control with such person and (b) an “associate” of a person is (i) any corporation or organization of which such person is an officer, partner or the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or estate in which such person has a 10% or greater beneficial interest or for which such person serves as trustee or in a similar capacity; or (iii) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (1) approved by the vote of not less than a majority of our board of directors prior to the time the interested person involved in the transaction became an interested person or (2) approved prior to consummation by the vote of not less than a majority of our board of directors disregarding the vote of any director who is the interested person involved in the transaction, an affiliate, associate or agent of such interested person or an associate or agent of any such affiliate.

Shareholder Action — Meetings and Special Meetings.  Our Second Amended and Restated Bylaws, or the bylaws, provide that an annual meeting of shareholders will be held on the last Friday of July or such other date and time fixed by the board of directors. Special meetings of shareholders may be called at any time by the chairman of our board of directors or by two-thirds of the board of directors. Business transacted at such annual and special meetings must meet certain requirements specified by our bylaws, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.2.

Amendment of Articles and Bylaws.  Any amendment to the articles provisions described under “Transactions with an Interested Person” above would require approval by the affirmative votes of the holders of 75% of the outstanding shares of common stock. By statute, any amendment to any other provision of the articles or any amendment of the bylaws by the shareholders would require approval by a majority of the votes cast on the proposed amendment at a meeting of shareholders at which a quorum of a majority of the voting power of the voting stock was present. Except as to matters for which a shareholder vote is required by statute, our board of directors may also amend the bylaws without shareholder approval by a majority vote of the directors present and voting at a meeting at which a quorum is present.

Board of Directors

The number of directors which constitute the full board of directors may be not be less than three, provided that if all the shares of the Company shall be owned beneficially and of record by either one or two shareholders, the number of directors may be less than three but not less than the number of shareholders, with the exact number to be fixed by our board of directors or the shareholders. Except as otherwise required by law, vacancies on our board of directors caused by the death, resignation or removal of a director may be filled by appointment thereto by the chairman of our board of directors, or in his absence, by the vice chairman of the board of directors, and such director so appointed shall serve for the unexpired term of the director causing such vacancy.

Nomination of Director Candidates.  Our bylaws require that any shareholder intending to nominate a candidate for election as a director must give written notice of the nomination, containing certain specified information, to our secretary not later than 120 days prior to the anniversary date of the immediately preceding annual shareholder meeting (provided that such meeting is called for a date within 25 days of such anniversary date) or, in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on the earlier of the first date notice or other public disclosure of such meeting.

Shareholder Rights Plan

We have established a shareholder rights plan under which each share of common stock presently outstanding or which is issued hereafter prior to the “distribution date,” defined below, is granted one preferred share purchase right, or a right. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.50 per share, or Series A Preferred Stock, or, in certain circumstances, shares of common stock, other securities, and/or cash or other property, at a purchase price of $90 per share of Series A Preferred Stock (or, when applicable, common stock, securities, cash, and/or other property), subject to adjustment. The complete terms and conditions of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, as amended through December 19, 2005, or the Rights Agreement, which is referenced as Exhibits 4.2(a)-(f) hereto.

Until a distribution date occurs, the rights will be evidenced by the certificate for the shares of our common stock to which they are attached, and the transfer of any certificate for common stock will also constitute the transfer of the rights attached to such shares. The rights will detach from the outstanding shares of our common stock and separate right certificates will be issued when there is a distribution date, and thereafter the right certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 13, 2014 (the “final expiration date”), unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case.

A “distribution date” will occur on (i) the tenth day following a public announcement that a person has become an acquiring person (the date of such public announcement being the “shares acquisition date”), or (ii) if earlier, the tenth business day (or such later date as may be determined by our board of directors prior to such time as any person becomes an acquiring person) following the commencement or announcement of a tender or exchange offer that would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding shares of common stock.

An “acquiring person” is a person or group of affiliated or associated persons that beneficially owns 15% or more of the outstanding shares of common stock but does not include (1) us, our subsidiaries, any of our or our subsidiaries’ employee benefit plans, or any entity holding shares of common stock pursuant to the terms of any such plan; (2) any person or group that becomes the beneficial owner of 15% or more of the outstanding shares of common stock solely as a result of the acquisition of common stock by us, unless such person or group thereafter acquires additional shares of common stock; or (3) subject to certain conditions set forth in the Rights Agreement, a person that otherwise would have become an acquiring person as a result of an inadvertent acquisition of 15% or more of the outstanding shares of common stock.

The purchase price payable upon exercise of the rights and the number of shares of Series A Preferred Stock (and the amount of other securities and/or property, if any) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event that (i) there is a stock dividend on, or a subdivision, combination, or reclassification of the Series A Preferred Stock, or (ii) the holders of Series A Preferred Stock are granted certain options, warrants, or rights to subscribe for or purchase shares of Series A Preferred Stock (or equivalent preferred stock) or securities convertible into Series A Preferred Stock (or securities convertible into equivalent preferred stock) at a price less than the current market price of Series A Preferred Stock, or (iii) any evidences of indebtedness or assets (other than regular quarterly cash dividends or dividends payable in shares of Series A Preferred Stock) or any subscription rights or warrants (other than rights, options, or warrants of the type referred to in clause (ii) of this paragraph) are distributed to the holders of Series A Preferred Stock.

Subject to certain exceptions as set forth in the Rights Agreement, no adjustment in the purchase price will be required until the cumulative adjustments amount to 1% of the purchase price. The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations, or combinations of the shares of common stock occurring, in any such case, prior to the distribution date. No fractional shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandths of a share of Series A Preferred Stock, which, at our election, may be evidenced by depository receipts) will be issued upon exercise of the rights, but, in lieu thereof, a cash adjustment will be paid to the holder of the exercised rights based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Shares of Series A Preferred Stock purchasable upon exercise of the rights will not be redeemable. The dividend, liquidation, and voting rights, and non-redemption features of the Series A Preferred Stock are designed so that the value of a one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock. Each whole share of Series A Preferred Stock will be entitled to receive a quarterly preferential dividend equal to the greater of (a) $1.00 or (b) 1000 times the dividend declared with respect to each share of our common stock. In the event of liquidation, the holders of each whole share of Series A Preferred Stock will be entitled to receive a preferential liquidation payment equal to the greater of (1) $1000.00 or (2) 1000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1000 votes, voting together with the shares of our common stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash, and/or other property, each share of Series A Preferred Stock will be entitled to receive 1000 times the amount received per share of our common stock. These rights and preferences are protected by customary anti-dilution provisions.

Once a person has become an acquiring person, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an acquiring person will be null and void. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement), shall thereafter have the right to receive upon exercise of such right that number of shares of common stock (or, in certain circumstances, Series A Preferred Stock, or other securities, property and/or cash) having a value equal to two times the then-current purchase price.

In the event that, at any time after a person becomes an acquiring person, (1) we are acquired in a merger or other business combination, or (2) 50% or more of the assets or earning power of us and our subsidiaries (taken as a whole) is sold or otherwise transferred, proper provision will be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement) shall thereafter have the right to receive upon exercise of such right, in lieu of shares of Series A Preferred Stock, shares of common stock of the acquiror then having a current market value equal to two times the then-current purchase price.

At any time prior to the shares acquisition date, our board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the “redemption price”). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

At any time after any person becomes an acquiring person, and prior to the time any person (other than us, our subsidiaries, any of our or our subsidiaries’ employee benefit plan, and any entity holding shares of common stock pursuant to the terms of any such plan) becomes the beneficial owner of 50% or more of the outstanding shares of our common stock, we may, at the option and election of our board of directors, exchange shares of our common stock (or in certain circumstances, shares of Series A Preferred Stock) for all or any part of the then-outstanding and unexercised rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) at an exchange rate of one share of our common stock (or in certain circumstances, one one-thousandth of a share of Series A Preferred Stock) per right, appropriately adjusted to reflect any stock dividend, stock split, reverse stock split, or other similar transaction that occurred after August 22, 1996.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after the close of business on the tenth calendar day following the shares acquisition date no such amendment may adversely affect the interests of the holders of the rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) and provided, however, that if such amendment occurs on or after an adverse change of control, then the rights plan may be amended only if there are continuing directors in office and such amendment is authorized by a majority of such continuing directors.

Pennsylvania Business Corporation Law

The provisions of the articles described under “Voting Rights” and “Board of Directors” above and our shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us.

Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between us or one of our subsidiaries and any of our shareholders, any of our divisions in which any shareholder receives a disproportionate amount of any shares of common stock or other securities of any corporation resulting from the division, any voluntary dissolution of our company in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any shareholder’s voting or economic interest in us is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction (1) which has been approved by a majority vote of our board of directors, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

We have elected to opt out of:

•	Subchapter 25E of the BCL, which, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, would have permitted any other shareholder to demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding;

•	Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition; and

•	Subchapter 25H of the BCL, which would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired or offered to acquire 20% of our voting power or publicly disclosed an intention to acquire control of Mylan.

Dividend Rights

The holders of common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor. If preferred stock is issued, our board of directors may grant to the holders of such preferred stock preferential dividend rights that would prohibit payment of dividends on the common stock unless and until specified dividends on the preferred stock had been paid or in other circumstances and/or rights to share ratably in any dividends payable on the common stock.

Liquidation Rights

Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in our assets available for distribution after all of our liabilities have been satisfied and all preferential amounts payable to the holders of preferred stock have been paid. If preferred stock is issued, our board of directors may grant to the holders of such stock preferential liquidation rights, which would entitle them to be paid out of our assets available for distribution before any distribution is made to the holders of common stock and/or rights to participate ratably with the common stock in any such distribution.

Indemnification

Under Section 1746 of the BCL, a Pennsylvania corporation is authorized to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our bylaws substantively provide that we will indemnify our officers and directors and, to the extent authorized by our board of directors, our employees and agents, to the fullest extent authorized by law, including Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its bylaws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our bylaws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

Our bylaws provide that each person who is or was serving as a director or officer of the corporation, or any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by law, including the BCL or any successor statutory provision, as from time to time amended.

Our bylaws also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

In addition, we have indemnification agreements with our directors and contractual indemnification obligations to certain of our officers, which provide that we will indemnify such persons against any and all expenses, liabilities and losses incurred by such person in connection with any threatened, pending or completed action, suit, proceeding or investigation to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of our company or of any of our subsidiaries, or served at our request as a director, officer, trustee, employee or agent of another entity, provided generally that such proceeding was authorized by our board of directors.

Miscellaneous

The holders of shares of our common stock do not have preemptive rights or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number at this location is (212) 509-1745. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed on the NYSE under the symbol “MYL”.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

We may offer senior or subordinated unsecured debt securities, which may be convertible. Our debt securities will be issued under one or more indentures to be entered into between us and The Bank of New York.

We have summarized certain general features of the debt securities from the indentures. Indenture forms are attached as exhibits to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	conversion or exchange into other securities;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee maintained in the Borough of Manhattan, the City of New York or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

We or one or more of our direct or indirect subsidiaries, or any combination of them, may, severally or jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. We will describe the specific terms of any guarantees in a prospectus supplement. These terms will include some or all of the terms detailed in this section.

All guarantees will bind the successors of the guarantors and will inure to the benefit of holders of the debt securities guaranteed. The guarantees will terminate as described in the applicable prospectus supplement.

The guarantee of a subsidiary will be released as described in the applicable prospectus supplement.

  Structural Subordination

We are a holding company and substantially all of our operations are conducted through direct and indirect subsidiaries. As a holding company, we own no significant assets other than our equity in our subsidiaries, and our ability to meet our debt service obligations, including payments on the debt securities, will be dependent on dividends and other distributions or payments from our subsidiaries. The ability of our subsidiaries to pay dividends or make distributions or other payments to us depends upon the availability of cash flow from operations, proceeds from the sale of assets and/or borrowings, and, in the case of non-wholly owned subsidiaries, our contractual arrangements with other equity holders. In addition, a guarantee of our debt securities by our subsidiaries will be effectively subordinated to all of the liabilities of our subsidiaries with regard to the assets and earnings of our subsidiaries.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indentures and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock or any series of debt securities that may be guaranteed by certain of our subsidiaries and selling shareholders may sell common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us or selling shareholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or selling shareholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling shareholders may sell the securities and selling shareholders may sell common stock through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or selling shareholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or selling shareholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us or selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or selling shareholders in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the New York Stock Exchange. Any common stock sold will be listed on the New York Stock Exchange, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us or selling shareholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Kristin A. Kolesar, Esq., Senior Corporate and Compliance Counsel of Mylan Laboratories Inc. Ms. Kolesar is a participant in various employee benefit plans offered by us to our employees generally. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Ms. Kolesar and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Annual Report of Mylan Laboratories Inc. on Form 10-K for the fiscal year ended March 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Matrix Laboratories Limited as of and for the fiscal years ended March 31, 2006 and 2005, incorporated in this prospectus by reference from the Current Report of Mylan Laboratories Inc. on Form 8-K filed on January 10, 2007, as amended on February 20, 2007, have been audited by Deloitte Haskins & Sells, independent auditors, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.